Exhibit 99.1

Media Relations Contact:

Suzanne Keen

972-453-7875

suzanne.keen@dexmedia.com

Investor Relations Contact:

Cliff Wilson

972-453-6188

cliff.wilson@dexmedia.com

Dex Media successfully completes bank debt repurchases

DALLAS, April 8, 2015 — Dex Media, Inc. (NASDAQ: DXM), one of the largest national providers of social, local and mobile marketing solutions through direct relationships with local businesses, today announced that Dex Media West, Inc. (“DMW”), its wholly-owned subsidiary, successfully repurchased bank debt below par and will retire approximately $7.9 million in principal amount of bank debt for approximately $6.5 million in cash consideration.

The results of the bank debt repurchase are as follows:

$ in millions

Entity	Principal Value of Accepted Bids	Accepted Price of Par	Aggregate Cash Payment to Lenders
Dex Media West, Inc.	$7.9	82%	$6.5

As announced on March 30, 2015, DMW offered to utilize up to $6.5 million to repurchase its bank debt at a price of 82% to 86% of par.

This offer expired at 5:00 p.m., New York City time, on Monday, April 6, 2015. Settlement of the prepayments will take place on or about Wednesday, April 8, 2015.

About Dex Media

Dex Media (NASDAQ: DXM) is a full-service media company offering integrated marketing solutions that deliver measurable results. As the marketing department for more than 490,000 small and medium-sized businesses across the U.S., Dex Media helps them Get Found, Get Chosen and Get Talked About. The company’s widely used consumer services include the DexKnows.com® and Superpages.com® search portals and applications as well as local print directories. For more information, visit www.DexMedia.com.

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